Kingsbarn Tactical Income ETF 485BPOS

Exhibit (h)(19)

March 6, 2023

Mr. Daniel J. Mercer

Kingsbam Capital Management, LLC

1645 Village Center Circle, Suite 200

Las Vegas, Nevada 89134

Re: ETF Opportunities Trust (the “Trust”) – Fee Waiver

Dear Trustees:

Please note that in connection with the board’s consideration of the IAA, Kingsbam Capital Management is agreeing to waive our fee from 125 BPS to 95 BPS from commencement of operations of the ETF until approximately March 31, 2024.

Regards,

Dan Mercer